                                                             Mellon News Release
                                                                     EX-99.1

   [Logo        ANALYSTS:
of Mellon Bank] Charles M. Johnston  John W. Calnan
                412-234-5601         412-234-4633

Contact:        MEDIA:
                Thomas W. Butch      Tilda H. Walsh    Corporate Affairs Group
                412-234-6436         412-234-5873      One Mellon Bank Center
                                                       Pittsburgh, PA 15258-0001
FOR IMMEDIATE RELEASE

MELLON REPORTS RECORD QUARTERLY NET INCOME IN FIRST QUARTER 1994

o Net Income Increases 41 Percent and Earnings Per Share Increases 39 Percent, Excluding a Restructuring Charge and Securities Gains in Prior-Year Quarter

o Return on Equity Reaches 17.25 Percent for Quarter; Return on Assets Reaches 1.43 Percent

o Fee Revenue Increases 48 Percent, Comprises Nearly 50 Percent of Total Revenue for Quarter


PITTSBURGH, April 19, 1994 -- Mellon Bank Corporation today reported first quarter 1994 net income of $131 million, or $1.77 per common share, compared with net income of $34 million, or $.31 per common share, in the first quarter of 1993. Net income was at the highest quarterly level in the Corporation's history, excluding those quarters affected by certain nonrecurring gains. Annualized return on common shareholders' equity and return on assets were 17.25 percent and 1.43 percent, respectively, in the first quarter of 1994.

Results for the first quarter of 1993 included an after-tax restructuring charge of $112 million taken in connection with the acquisition of The Boston Company, as well as $53 million in after-tax gains on the sale of securities. Excluding these items, the Corporation's pro forma net income would have been $93 million, or $1.27 per common share, in the first quarter of 1993; and pro forma annualized return on common shareholders' equity and return on assets would have been 13.86 percent and 1.17 percent, respectively.

                                 -more-

Mellon Reports Earnings
April 19, 1994
Page 2

"Our first quarter results affirm, again, Mellon's earnings strength and momentum," said Frank V. Cahouet, chairman, president and chief executive officer. "The same trends that have driven earnings growth over the past several quarters--strong revenue growth propelled by our recent acquisitions, and reduced credit quality expense--sustained very good results."

Net interest revenue for the quarter was $362 million, up 14 percent from $317 million in the prior-year period. Fee revenue was $343 million, up 48 percent from $232 million in the first quarter of 1993. The increase in net interest revenue was attributable primarily to the Corporation's 1993 acquisitions of The Boston Company and AFCO Credit Corporation; the increase in fee revenue was attributable principally to The Boston Company acquisition.

Operating expense for the first quarter of 1994 was $471 million, compared with $533 million in the first quarter of 1993. The year-ago quarter included a $175 million pretax restructuring charge related to The Boston Company acquisition. Excluding this item, operating expense for the first quarter of 1993 would have been $358 million.

The provision for credit losses was $20 million in the first quarter of 1994, compared with $35 million in the prior-year period. Net credit losses were $17 million, down significantly from $49 million in the first quarter of 1993.

                                 -more-

Mellon Reports Earnings
April 19, 1994
Page 3


Nonperforming assets totaled $314 million at March 31, 1994, down
$27 million, or 8 percent, from $341 million at Dec. 31, 1993.
Nonperforming assets decreased by $218 million, or 41 percent, compared with March 31, 1993.

With assets of approximately $37 billion, Mellon Bank Corporation is a major financial services company headquartered in Pittsburgh, providing commercial banking, retail financial services and numerous fee-based service products, including trust and investment, cash management and mortgage banking.

                                   ##


NOTE:  Detailed supplemental information follows.

Mellon Reports Earnings
April 19, 1994
Page 4


SUPPLEMENTAL INFORMATION
________________________

Pending Dreyfus Corporation Merger
__________________________________

In December 1993, the Corporation entered into a definitive agreement to merge with The Dreyfus Corporation (Dreyfus). Dreyfus is the nation's sixth-largest mutual fund company, with approximately $74 billion of assets under management and administration. The merger of the Corporation and Dreyfus will create a diversified financial services organization with annual revenues of more than $3 billion, including fee revenue of about $1.6 billion.

Dreyfus shareholders will receive .88017 shares of the Corporation's common stock for each share of Dreyfus common stock outstanding. Dreyfus has approximately 37 million shares outstanding. The transaction will be accounted for under the pooling-of-interests method, with prior period financial results restated to reflect the merger. The Corporation's capital ratios following the merger will be substantially higher than the March 31, 1994 ratios. However, as a result of the approximately 32 million additional shares of the Corporation's common stock to be issued to the Dreyfus shareholders, the Corporation's restated earnings per share and book value per share will be approximately 15% lower than previously reported amounts.

In connection with the transaction, the Corporation expects to record one-time after-tax merger expenses and restructuring charges of approximately $73 million at closing, which is anticipated in the third quarter of 1994.

Mellon Reports Earnings
April 19, 1994
Page 5

Completion of the merger is contingent upon the approval of the shareholders of the Corporation and Dreyfus, various regulatory approvals and certain approvals by the boards of directors and shareholders of the mutual funds advised by Dreyfus.

Net Interest Revenue
- --------------------

(taxable equivalent basis)                    Quarter ended
                                                 March 31,
(dollar amounts in millions)              1994            1993       Inc/(Dec)
- -------------------------------------------------------------------------------
Net interest revenue                      $365            $319        $   46
- -------------------------------------------------------------------------------
Average interest-earning assets        $31,432         $27,844        $3,588
- -------------------------------------------------------------------------------
Net interest margin                       4.70%           4.65%            5 bp
- -------------------------------------------------------------------------------

The 14% improvement in net interest revenue in the first quarter of 1994, compared with the first quarter of 1993, primarily reflected a higher level of interest-earning assets resulting from the second quarter 1993 acquisition of The Boston Company and the December 1993 acquisition of AFCO Credit Corporation (AFCO). AFCO contributed approximately $16 million to net interest revenue in the first quarter of 1994. A reduction in nonperforming assets also contributed to the improved net interest revenue and net interest margin compared with the prior-year period. Net interest revenue in the first quarter of 1994 included revenue from the Corporation's seasonal tax refund anticipation loan program, which contributed 11 basis points to the net interest margin compared with 13 basis points in the prior-year period.

Mellon Reports Earnings
April 19, 1994
Page 6


Credit Quality Expense and Net Credit Losses
- --------------------------------------------

                                                    Quarter ended
                                                      March 31,
(dollar amounts in millions)                       1994      1993      Inc/(Dec)
- --------------------------------------------------------------------------------
Provision for credit losses                        $20        $35        $(15)
Net expense (revenue) of acquired property          (8)        25         (33)
- --------------------------------------------------------------------------------
   Credit quality expense                          $12        $60        $(48)
- --------------------------------------------------------------------------------

Net credit losses (recoveries)(a):
 Domestic:
  Consumer credit                                  $14        $15        $ (1)
  Commercial real estate                            (3)        29         (32)
  Commercial and financial                           3          6          (3)
- --------------------------------------------------------------------------------
   Total domestic                                   14         50         (36)
- --------------------------------------------------------------------------------
 International                                       3         (1)          4
- --------------------------------------------------------------------------------
   Total net credit losses                         $17        $49        $(32)
- --------------------------------------------------------------------------------
Annualized net credit losses to average loans      .27%      1.00%        (73)bp
- --------------------------------------------------------------------------------

(a) Excludes net credit losses on segregated assets.


Credit quality expense, defined as the provision for credit losses plus the net expense of acquired property, was $48 million lower in the first quarter of 1994, compared with the prior-year period, reflecting continuing improvement in the credit quality of the loan portfolio and the lower level of real estate acquired
(OREO). The $8 million in net revenue from acquired property in the first quarter of 1994 primarily resulted from $9 million in net gains on the sale of acquired property. Net expense of acquired property of $25 million in the first quarter of 1993 included $21 million of provision to the reserve for OREO. No provision to the reserve for OREO was recorded in the first quarter of 1994. Net credit losses decreased $32 million compared with the first quarter of 1993 primarily resulting from lower commercial real estate net credit losses. The Corporation expects continued moderation in the level of credit losses for the remainder of 1994, compared with the prior year, particularly in the level of commercial real estate credit losses.

Mellon Reports Earnings
April 19, 1994
Page 7


Noninterest Revenue
- -------------------

                                                    Quarter ended
                                                      March 31,
(in millions)                                      1994      1993      Inc/(Dec)
- --------------------------------------------------------------------------------
Fee revenue:
Trust and investment management                    $175      $ 73      $102
Cash management and deposit transaction charges      51        48         3
Information services                                 20        36       (16)
Mortgage servicing                                   16        17        (1)
Credit card                                          14        13         1
Foreign currency and securities trading              22         4        18
Other                                                45        41         4
- --------------------------------------------------------------------------------
  Total fee revenue                                 343       232       111
Gains on sale of securities                          -         87       (87)
- --------------------------------------------------------------------------------
  Total noninterest revenue                        $343      $319      $ 24
- --------------------------------------------------------------------------------

Fee revenue increased by $111 million, or 48%, in the first quarter of 1994, compared with the first quarter of 1993, primarily reflecting $112 million of fee revenue attributable to The Boston Company, partially offset by the approximately $21 million reduction in fee revenue resulting from the fourth quarter 1993 sale of two information services businesses.

The $102 million improvement in trust and investment management fees in the first quarter of 1994 resulted principally from $95 million of these fees earned at The Boston Company. The $3 million increase in cash management and deposit transaction charges, compared with the first quarter of 1993, was the result of increased volume.

Information services fees decreased $16 million compared with the prior-year period, primarily as a result of the Corporation's December 1993 sale of two information services businesses. The two businesses sold generated

Mellon Reports Earnings
April 19, 1994
Page 8


quarterly revenues of approximately $21 million. Partially offsetting the decrease in information services fees was revenue generated by a Canadian stock transfer company in which the Corporation increased its ownership from 10% to 80% during the second quarter of 1993.

The increase in foreign currency and securities trading fee revenue in the first quarter of 1994 was attributable to foreign exchange fees earned, primarily from global custody customers, at The Boston Company. Other fee revenue included $11 million from the Corporation's tax refund anticipation loan program, which will be lower in the second half of 1994. Fee revenue generated by this seasonal product decreased $7 million compared with the prior year period, due primarily to a change in the operating agreements with tax preparation firms with whom the Corporation does business. Increases in several other fee revenue categories offset the decreased revenue from the tax refund anticipation loan program.

The Corporation recorded $87 million in gains on the sale of securities during the first quarter of 1993, resulting from the sale of securities in the available for sale portfolio. These sales were undertaken as part of the financing plan and balance sheet restructuring related to the acquisition of The Boston Company.

Mellon Reports Earnings
April 19, 1994
Page 9


Operating Expense
- -----------------

                                                    Quarter ended
                                                      March 31,
(dollar amounts in millions)                       1994      1993      Inc/(Dec)
- --------------------------------------------------------------------------------
Staff expense                                      $215      $155      $  60
Net occupancy expense                                45        37          8
Professional, legal and other purchased services     43        31         12
Amortization of goodwill and other intangibles       38        24         14
Equipment expense                                    33        26          7
FDIC assessment and regulatory examination fees      16        14          2
Other expense                                        89        46         43
- --------------------------------------------------------------------------------
   Operating expense before the net expense of
    acquired property and restructuring expense     479       333        146
- --------------------------------------------------------------------------------
Net expense (revenue) of acquired property           (8)       25        (33)
- --------------------------------------------------------------------------------
Restructuring expense                                -        175       (175)
- --------------------------------------------------------------------------------
   Total operating expense                         $471      $533      $ (62)
- --------------------------------------------------------------------------------
Average full-time equivalent staff               21,800    18,100      3,700
- --------------------------------------------------------------------------------
Efficiency ratio*:
 Including amortization of intangibles               68%       60%         8 bp
 Excluding amortization of intangibles               62        56          6
- --------------------------------------------------------------------------------

* Operating expense before the net expense (revenue) of acquired property and restructuring expense as a percentage of net interest revenue (computed on a fully taxable equivalent basis) and noninterest revenue, excluding securities gains.


Operating expense before the net expense of acquired property and restructuring expense increased by $146 million, or 44%, in the first quarter of 1994, compared with the first quarter of 1993. The increase was primarily the result of $98 million of expenses attributable to The Boston Company and an increase in marketing expense of $20 million, primarily related to the introduction of the Corporation's CornerStone credit card product. The impact of expenses attributable to AFCO were offset by the decrease in expenses related to the information services businesses sold in December 1993. Also impacting first quarter 1994 operating expense were increases in various categories in support of revenue growth.

Operating expense before the net expense of acquired property and restructuring expense increased $15 million in the first quarter of 1994 from $464 million in the fourth quarter of 1993. This increase resulted from a $20 million increase in marketing expense primarily related to the CornerStone credit card product as well as increased expense in support of

Mellon Reports Earnings
April 19, 1994
Page 10


revenue growth. The fourth quarter of 1993 included $13 million of nonrecurring expenses related to winding down certain data processing operations.

The increase in average full-time equivalent staff level, compared with the prior-year quarter, primarily reflected the addition of the employees of The Boston Company. The acquisition of The Boston Company contributed approximately 3,200 to the average full-time equivalent staff in the first quarter of 1994.

The Corporation adopted FAS No. 112 "Employers' Accounting for Postemployment Benefits", on a prospective basis in the first quarter of 1994. Adoption of the standard did not materially affect the Corporation's first quarter 1994 financial position or results of operations.

A restructuring charge of $175 million pretax, or $112 million after-tax, was recorded in the first quarter of 1993 to reflect management's estimate of restructuring costs associated with the integration of The Boston Company.

Income Taxes
- ------------

The provision for income taxes totaled $83 million in the first quarter of 1994, for an effective tax rate of approximately 38.5%, compared with $34 million in the first quarter of 1993. Excluding the impact of the restructuring charge and securities gains, the Corporation's effective tax rate for the first quarter of 1993 was 40%. The decrease in the effective rate between quarters is primarily the result of tax legislation, enacted

Mellon Reports Earnings
April 19, 1994
Page 11


in August 1993, which permitted the deductibility of certain intangible amortization expense. The Corporation currently estimates that the ongoing effective tax rate will be 38.5% until the completion of the merger with The Dreyfus Corporation, after which it is currently anticipated that the effective tax rate will increase to approximately 39%.

CREDIT QUALITY
- --------------

Nonperforming Assets(a)
- --------------------

                                            March 31,     Dec. 31,    March 31,
(dollar amounts in millions)                    1994          1993         1993
- --------------------------------------------------------------------------------
Domestic nonperforming loans:
  Consumer mortgage                             $ 67          $ 61         $ 30
  Commercial real estate                          57            89          165
  Other domestic                                  56            45          101
International nonperforming loans                 16             7            8
- --------------------------------------------------------------------------------
     Total nonperforming loans                   196           202          304
- --------------------------------------------------------------------------------
Acquired property:
  Real estate acquired
   through foreclosures                          109           100           99
  In-substance real estate foreclosures           43            75          136
  Reserve for real estate acquired               (35)          (37)         (19)
- --------------------------------------------------------------------------------
     Real estate acquired, net of reserves       117           138          216
  Other assets acquired                            1             1           12
- --------------------------------------------------------------------------------
     Total acquired property                     118           139          228
- --------------------------------------------------------------------------------
     Total nonperforming assets                 $314          $341         $532
- --------------------------------------------------------------------------------
Nonperforming loans as a percentage of
 total loans                                    .80%          .83%        1.56%
Total nonperforming assets as a
percentage of total loans and net
 acquired property                             1.27%         1.39%        2.70%
- --------------------------------------------------------------------------------

(a) Excludes segregated assets.

Nonperforming assets totaled $314 million at March 31, 1994, a decrease of $27 million, or 8%, compared with December 31, 1993. Domestic nonperforming real estate assets, which include nonperforming commercial and consumer real estate loans and OREO net of the reserve, decreased by $47 million during the quarter primarily as a result of returns to accrual status, asset sales and repayments. The increase in other domestic nonperforming loans primarily resulted from the addition of a commercial

Mellon Reports Earnings
April 19, 1994
Page 12


and industrial borrower while the increase in international nonperforming loans resulted from the addition of loans to a real estate developer.

Nonperforming assets decreased by $218 million, or 41%, compared with March 31, 1993, primarily due to the $170 million reduction in domestic nonperforming real estate assets. The reduction resulted primarily from returns to accrual status, asset sales and credit losses, offset in part by an increase in nonperforming consumer mortgages, primarily from The Boston Company. Other domestic nonperforming loans decreased by $45 million primarily due to repayments and credit losses. The $11 million decrease in other assets acquired resulted from asset sales and write-downs.


Reserve for Credit Losses
- -------------------------

                                            March 31,     Dec. 31,    March 31,
(dollar amounts in millions)                    1994          1993         1993
- --------------------------------------------------------------------------------
Reserve for credit losses (a)                   $603          $600         $492
Reserve as a percentage of
 total loans                                   2.46%         2.45%        2.53%
Reserve as a percentage
 of nonperforming loans                         308%          297%         162%
- --------------------------------------------------------------------------------

(a) Excludes reserve for segregated assets.


The ratio of reserve as a percentage of nonperforming loans continues to indicate strong reserve coverage, increasing to 308% at March 31, 1994 from 297% at December 31, 1993, and 162% at March 31, 1993.

Mellon Reports Earnings
April 19, 1994
Page 13


Selected Capital Data
- ---------------------

                                            March 31,     Dec. 31,    March 31,
(dollar amounts in millions)                     1994         1993         1993
- --------------------------------------------------------------------------------
Common shareholders' equity                    $2,793       $2,721       $2,363
Common shareholders' equity
 to assets ratio                                7.63%        7.53%        7.65%
Tangible common shareholders'
 equity to assets ratio (a)                     5.54%        5.37%        6.53%
Total shareholders' equity                     $3,385       $3,313       $3,024
Total shareholders' equity
 to assets ratio                                9.25%        9.17%        9.79%
Tier I capital ratio                             7.6%(b)     7.39%        9.49%
Total (Tier I and Tier II)
 capital ratio                                  11.1%(b)    10.97%       13.18%
Leverage capital ratio                           6.9%(b)     6.88%        8.13%
Book value per common share (c)                $42.76       $41.75       $38.03
Closing common stock price                    $56.125       $53.00       $60.75
- --------------------------------------------------------------------------------

(a) Common shareholders' equity less goodwill divided by total assets less goodwill.
(b)  Estimated.
(c) The book value per common share assumes full conversion of the Series D preferred stock to common stock. Accordingly, this includes the additional paid-in capital on the Series D preferred stock because this paid-in capital has no liquidation preference over the common stock.


The increase in the Corporation's common and total shareholders' equity in the first quarter of 1994, compared with December 31, 1993, was primarily the result of earnings retention. In the first quarter of 1994, the Corporation increased its quarterly common stock dividend by 47%, to $.56 per share, from $.38 per share.

FAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", became effective on January 1, 1994. Adoption of FAS No. 115 resulted in $15 million, net of tax, of unrealized losses on assets classified as available for sale at March 31, 1994 being recorded in retained earnings. Increased volatility of shareholders' equity, certain capital ratios and book value per common share could result in the future from changes in unrealized gains and losses on assets classified as available for sale.

                                 SUMMARY DATA
                Mellon Bank Corporation (and its subsidiaries)

                                                          Quarter ended
(dollar amounts in millions,            ----------------------------------------------------
except per share amounts;               March 31,   Dec. 31,   Sept. 30,  June 30,  March 31,
common shares in thousands)                  1994       1993        1993      1993       1993
                                        ---------   --------   ---------  --------  ---------
Selected key data (a)
- ----------------------

 Primary net income per common share      $  1.77   $   1.50    $  1.50   $  1.32     $   .31
 Return on assets                           1.43%      1.26%      1.24%     1.16%        .42%
 Return on common shareholders' equity     17.25%     14.62%     14.95%    13.69%       3.39%
 Yield on interest-earning assets,
  on a taxable equivalent basis             6.70%      6.41%      6.41%     6.51%       7.03%
 Cost of funds supporting interest-
  earning assets                            2.00%      2.02%      2.15%     2.21%       2.38%
 Dividends per common share               $   .56   $    .38    $   .38   $   .38     $   .38
 - - - - - - - - - - - - - - - -
Pro forma (b)
- -------------
 Primary net income per common share      $  1.77   $   1.50    $  1.50   $  1.32     $  1.27
 Return on assets                            1.43%     1.26%      1.24%     1.16%       1.17%
 Return on common shareholders' equity      17.25%    14.62%     14.95%    13.69%      13.86%
 - - - - - - - - - - - - - - - - -

Average balances for the period (c)
- -----------------------------------
 Money market investments                 $ 1,884   $ 2,786     $ 3,822   $ 4,477     $ 2,997
 Trading account securities                   504       206         266       312         293
 Securities                                 4,417     4,541       4,375     4,136       4,654
 Loans                                     24,627    23,220      23,223    20,623      19,900
 Total interest-earning assets             31,432    30,753      31,686    29,548      27,844
 Total assets                              37,186    35,769      36,562    34,421      32,133
 Deposits                                  27,764    27,476      27,747    25,886      24,893
 Total interest-bearing liabilities        24,819    24,211      25,185    23,647      22,215
 Common shareholders' equity                2,760     2,692       2,625     2,464       2,336
 Total shareholders' equity                 3,352     3,329       3,285     3,124       2,945

                                                           Quarter ended
                                                              March 31,
                                                       ----------------------

Computation of primary net income per common share     1994              1993
- --------------------------------------------------     ----              ----
  Net income applicable to
    common stock (d)                                $   117           $    19
                                                    =======           =======
  Average common shares outstanding                  63,553            58,889
  Average common shares issuable upon
   conversion of Series D preferred stock             1,702                 -
  Other common stock equivalents, net of
   shares assumed repurchased                         1,032             1,738
                                                    -------           -------
     Total stock and stock equivalents               66,287            60,627
                                                    =======           =======
  Primary net income per common share (e)           $  1.77           $   .31
                                                    =======           =======

- ---------------
(a) Percentages are annualized where applicable. All amounts are based on unrounded numbers.
(b) Pro forma results for the first quarter of 1993 exclude $112 million after-tax in restructuring expense and $53 million in after-tax gains on the sale of securities.
(c)  Computed on a daily average basis.
(d) After adding back Series D preferred stock dividends in the first quarter of 1994.
(e)  Based on unrounded numbers.

                    CONDENSED CONSOLIDATED INCOME STATEMENT
                            Mellon Bank Corporation


                                                         Quarter ended
                                                            March 31,
(in millions, except per share amounts)             ----------------------
                                                    1994              1993
                                                    ----              ----
Interest revenue
- ----------------
Loans and loan fees                                 $436              $383
Money market investments                              16                25
Trading account securities                             7                 4
Securities                                            58                68
                                                    ----              ----
     Total interest revenue                          517               480


Interest expense
Deposits in domestic offices                          92               108
Deposits in foreign offices                           10                 9
Short-term borrowings                                 25                16
Notes and debentures (with original maturities
  over one year)                                      28                30
                                                    ----              ----
     Total interest expense                          155               163
                                                    ----              ----
     Net interest revenue                            362               317
Provision for credit losses                           20                35
                                                    ----              ----
     Net interest revenue after provision
      for credit losses                              342               282

Noninterest revenue
- -------------------
Fee revenue                                          343               232
Gains on sale of securities                            -                87
                                                    ----              ----
     Total noninterest revenue                       343               319

Operating expense
- -----------------
Staff expense                                        215               155
Net occupancy expense                                 45                37
Professional, legal and other purchased services      43                31
Amortization of goodwill and other intangibles        38                24
Equipment expense                                     33                26
FDIC assessment and regulatory examination fees       16                14
Other expense                                         89                46
Net expense of acquired property                      (8)               25
Restructuring expense                                  -               175
                                                    ----              ----
     Total operating expense                         471               533
                                                    ----              ----
Income before income taxes                           214                68
Provision for income taxes                            83                34
                                                    ----              ----
Net income                                           131                34
Dividends on preferred stock                          15                15
                                                    ----              ----
Net income applicable to common stock               $116              $ 19
                                                    ====              ====

Primary net income per common share                $1.77             $ .31
                                                   =====             =====
Fully diluted net income per common share          $1.77             $ .31
                                                   =====             =====

                     CONDENSED CONSOLIDATED BALANCE SHEET
                            Mellon Bank Corporation

(dollar amounts in millions)                March 31,    Dec. 31,     March 31,
                                                1994         1993          1993
                                            ---------    --------     ---------
Assets
- ------
Cash and due from banks                      $ 1,796      $ 2,169       $ 1,537
Money market investments                       1,491        1,467         2,981
Trading account securities                       268          116           215
Securities:
 Available for sale (approximate fair value of
  $2,920 and $2,273 at December 31, 1993 and
  March 31, 1993, respectively)                2,589        2,916         2,257
 Investment (approximate fair value
  of $2,663, $2,139 and $2,115)                2,723        2,096         2,068
Loans, net of unearned discount of $71, $74
 and $51                                      24,532       24,473        19,431
Reserve for credit losses                       (603)        (600)         (492)
                                             -------      -------       -------
     Net loans                                23,929       23,873        18,939
Premises and equipment                           451          463           437
Acquired property, net of reserves of
 $35, $37 and $19                                118          139           228
Goodwill                                         810          825           369
Other intangibles                                482          462           438
Segregated assets, net of reserves
 of $4, $4 and $5                                172          183           276
Other assets                                   1,787        1,430         1,154
                                             -------      -------       -------
     Total assets                            $36,616      $36,139       $30,899
                                             =======      =======       =======

Liabilities
- -----------
Deposits in domestic offices                 $25,163      $26,355       $22,566
Deposits in foreign offices                    1,598        1,183           431
Short-term borrowings                          2,903        2,126         1,990
Other liabilities                              1,643        1,172           966
Notes and debentures (with original
  maturities over one year)                    1,924        1,990         1,922
                                             -------      -------       -------
     Total liabilities                        33,231       32,826        27,875

Shareholders' equity
- --------------------
Preferred stock                                  592          592           661
Common stock -  $.50 par value
 Authorized - 200,000,000; 200,000,000
  and 120,000,000 shares
 Issued -63,920,279; 63,843,493
  and 60,548,111 shares                           32           32            30
Additional paid-in capital                     1,779        1,774         1,627
Retained earnings                                961          898           705
Warrants                                          37           37             1
Treasury stock - 294,567 and 365,700
  shares at cost                                 (16)         (20)            -
                                             -------      -------       -------
     Total shareholders' equity                3,385        3,313         3,024
                                             -------      -------       -------
     Total liabilities and shareholders'
       equity                                $36,616      $36,139       $30,899
                                             =======      =======       =======

- ---------------------

Note: In accordance with the adoption of FAS No. 115, certain assets available for sale are reported at fair value at March 31, 1994 with the unrealized loss of $15 million, net of taxes, included in retained earnings. No reclassifications of assets were made to adopt this new accounting standard. The impact of recording the unrealized loss resulted in a reduction of book value per common share of $.22 cents.